      							OMB Number	3235-0287
								Expires:		September 30, 1998
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Lindholm, Randy D., 46107 Landing Parkway, Fremont, CA  94538
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol:  VidaMed, Inc. (VIDA)

3.	IRS or Social Security Number of Reporting Person (Voluntary:

4.	Statement for Month/Year:  January/2000

5.	If Amendment, Date of Original (Month/Year):  ___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	_XX_ Director			____ 10% Owner

	_XX_ Officer (give		____ Other (specify
          title below)			  below)
		President, Chief Executive Officer and Chairman of the Board

7.	Individual or Joint/Group Filing (Check Applicable line)

	_XX_ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 8 Pages


Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3):  Common Stock

2.	Transaction Date (Month/Day/Year):  07/10/98

3.	Transaction Code (Instr. 8)

	Code	____P____		V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount:  1,000		(A) or (D)  ___A_____		Price:  $3.625

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4):  24,327 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4):  ____D_____

7.	Nature of Indirect Beneficial Ownership (Inst. 4):  _____________

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 8 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $3.563

3.	Transaction Date (Month/Day/Year):  7/9/98

4.	Transaction Code (Instr. 8)

	Code  ___A___

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A):  200,000		(D):  __________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	(2)				`			7/8/08

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock	Amount or Number of Shares:  200,000

8.	Price of Derivative Security (Instr. 5):  _____D_____

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  200,000

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  ______D______

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 4 of 8 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $1.688

3.	Transaction Date (Month/Day/Year):  6/25/99

4.	Transaction Code (Instr. 8)

	Code  ___A___

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A):  200,000		(D):  __________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	(2)				`			6/24/09

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock	Amount or Number of Shares:  200,000

8.	Price of Derivative Security (Instr. 5):  _____D_____

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  200,000

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  ______D______

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 5 of 8 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $2.00

3.	Transaction Date (Month/Day/Year):  8/31/99

4.	Transaction Code (Instr. 8)

	Code  ___A___

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A):  200,000		(D):  __________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	(2)				`			8/30/09

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock	Amount or Number of Shares:  200,000

8.	Price of Derivative Security (Instr. 5):  _____D_____

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  200,000

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  ______D______

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 6 of 8 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $2.9688

3.	Transaction Date (Month/Day/Year):  1/14/00

4.	Transaction Code (Instr. 8)

	Code  ___A___		V

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A):  275,000		(D):  __________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	(2)				`			1/13/10

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock	Amount or Number of Shares:  275,000

8.	Price of Derivative Security (Instr. 5):  _____D_____

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  275,000

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  ______D______

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 7 of 8 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:

3.	Transaction Date (Month/Day/Year):  1/10/00

4.	Transaction Code (Instr. 8)

	Code  ___A___		V

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A):  41,554		(D):  __________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	7/10/000				`		1/9/10

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock	Amount or Number of Shares:  41,554

8.	Price of Derivative Security (Instr. 5):  _____D_____

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  41,554

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  ______D______

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 8 of 8 Pages


Explanation of Responses:

(1) Includes a total of 15,327 shares purchased under the Employee Stock Purchase Plan and 9,000 shares purchased on the open market in 1998, including 1,000 shown on this report and 8,000 on Form 3.

(2) One-fourth of the option becomes exercisable within one year of the grant date specified in Column 3, and 1/48th per month thereafter until fully exercisable.

(3) One-fourth vests on 6/25/00 and 1/48th of the total number of shares per month thereafter, until fully exercisable


						/s/ Randy D. Lindholm		4/17/00
					**Signature of Reporting Person     Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
	78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

CRK\5402\002\1096489.01